EXHIBIT 4.3
                                STOCK OPTION PLAN
                                  FOR DIRECTORS
                                       OF
                               BALCHEM CORPORATION
                                  (As Amended)

SECTION 1. Purpose. The purpose of the Option Plan for Directors (the "Plan") of Balchem Corporation (the "Corporation") is to assist the Corporation in attracting and retaining persons to be directors by providing an incentive which permits directors to share directly in the growth of the Corporation and to further the identity of their interests with those of the stockholders of the Corporation.

SECTION 2. Administration. The Plan shall be administered by the Board of Directors of the Corporation (the "Board").

SECTION 3. Stock Available. The stock subject to the Plan shall be such authorized but unissued or treasury shares of Common Stock of the Corporation ("Common Stock") as shall from time to time be determined by the Board. The total amount of Common Stock which may be issued pursuant to the Plan is 452,000 shares, subject, however, to adjustment in accordance with the provisions of
Section 15.

SECTION 4. Eligibility. Directors and directors emeriti of the Corporation are eligible to receive options under Section 5 of the Plan; other employees and consultants of the Corporation are eligible to receive options under the terms of the Plan (other than Section 5) at the discretion of the Board, in an amount determined by the Board, at an exercise price equal to the reported closing price of the Common Stock on the date of grant of an option and under such other terms not inconsistent with the Plan as the Board may direct. In no case shall any employee be granted options to purchase more than 100,000 shares in any calendar year.

SECTION 5. Grant of Options. On each December 31,commencing with December 31, 1997, each director and director emeritus ("Optionee") shall be granted options under the Plan to purchase that number of shares of Common Stock which is equal to the maximum number of shares for which options were granted in 1996, namely, 1,059, multiplied by the quotient obtained by dividing (i) the net earnings of the Corporation for the year then ended by (ii) the net earnings of the Corporation for 1996, computed to the nearest whole number of shares. The option exercise price (the "Price") shall be the reported closing price per share of the Common Stock on the last trading date of the year in which such December 31 falls.

SECTION 6. Exercise of Right to Purchase Shares. An Optionee may exercise his right to purchase shares of Common Stock in respect of any option granted during the ten-year period beginning immediately after the grant of such option, provided that he is still a director or director emeritus, officer or employee of the Corporation on the date of such exercise. In order to
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so exercise such right to purchase,  the Optionee  shall give written  notice to the Corporation of such election. The consideration for the shares to be issued shall be tendered in cash at the time such notice is given.

Any option granted hereunder shall terminate and may no longer be exercised if the Optionee ceases to be a director or director emeritus, officer or employee of the Corporation except that if such cessation results from the death or permanent and total disability of the Optionee such option may be exercised for ninety days thereafter or until the expiration of such option, whichever first occurs, by the Optionee or his legal representatives.

If the Optionee was granted options hereunder in his capacity as a consultant, the duration of his options and the conditions of defeasance shall be as the Board directs at the time of grant.

SECTION 7. Government and Other Regulations and Restrictions. The obligation of the Corporation to issue Common Stock upon exercise of an option hereunder shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. Shares of Common Stock acquired pursuant to the Plan shall not be sold, transferred or otherwise disposed of unless and until either (a) such shares shall have been registered by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"),
(b) the Corporation shall have received either a "no action" letter from the Securities and Exchange Commission or an opinion of counsel acceptable to the Corporation to the effect that such sale, transfer or other disposition of the shares may be effected without such registration or (c) such sale, transfer or disposition of the shares is made pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as the same may from time to time be in effect, and the Corporation shall have received an opinion of counsel acceptable to the Corporation to such effect. In the event that at the time an option is exercised there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering the shares of Common Stock to be issued pursuant thereto the Optionee will execute and deliver to the Corporation upon receipt by him of any such shares an undertaking in form and substance satisfactory to the corporation that (i) it is his intention to acquire and hold such shares for investment and not for the resale or distribution thereof, (ii) he will comply with the Securities Act with respect to such shares, and (iii) he will indemnify the Corporation for any costs, liabilities and expenses which it may sustain by reason of any violation of the Securities Act occasioned by any act on his part with respect to such shares. The Corporation may require that any certificate or certificates evidencing shares issued pursuant to the Plan bear a restrictive legend intended to effect compliance with the Securities Act or any other applicable regulatory measures.

SECTION 8. Registration of Shares. The Corporation shall be under no obligation to register any shares of Common Stock under the Securities Act.

SECTION 9. No Rights in Common Stock. No Optionee shall have any interest in or be entitled to any voting rights or dividends or other rights or privileges of stockholders of the Corporation
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with  respect to any shares of Common Stock  unless,  and until shares of Common
Stock are actually issued to such option and then only from the date the Optionee becomes the record owner thereof.

SECTION 10. Adjustments for Changes in Common Stock. In the event that each of the outstanding shares of Common Stock of the Corporation (other than shares held by dissenting shareholders) should be changed into, or exchanged for, a different number or kind of shares of stock or other securities of the
Corporation, or, if further changes or exchanges of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, shall be made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividends, reclassification, split up, combination of shares, or otherwise), then, for each share of Common Stock of the Corporation subject to the Plan (whether or not such shares are at the time subject to outstanding options) there shall be substituted and exchanged therefor the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company (other than shares held by dissenting shareholders) shall be so changed or exchanged. In the event of any such changes or exchanges, then, if the Board, in its sole discretion, should determine that in order to prevent dilution or enlargement of rights under the Plan, an adjustment should be made in the number, kind, or option exercise price of the shares of stock or other securities then subject or potentially subject to an option or options, such adjustment shall be made and shall be effective and binding for all purposes of the Plan.

SECTION 11. Non-transferability of Option. No option granted under the Plan shall be transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, and then only to the extent provided in Section 6 of the Plan. Any attempt to do so shall void the option. An option shall be exercisable during the Optionee's lifetime only by the Optionee and, after the Optionee's death, only by the Optionee's legal representative.

SECTION 12. Effective Date and Termination Date. The Plan shall be effective on the date it is approved by affirmative vote of the holders of a majority of the outstanding Common Stock. If the holders of a majority of the outstanding Common Stock fail to approve the Plan, any options granted under the Plan in anticipation of that approval shall be null and void, it being the condition of any such grant that the options so granted were contingent upon shareholder approval of the Plan as aforesaid. Except as to options previously granted and outstanding under the Plan, the Plan shall terminate at midnight on the date occurring five years after the date on which this Plan is approved by the Shareholders of the Company, and no option shall be granted after that time. Options then outstanding may continue to be exercised in accordance with their terms.